Exhibit 99.1

TransDigm Group Incorporated Announces New Board Members
Cleveland, Ohio, October 11, 2017/PRNewswire-FirstCall/ - TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today the appointment of Gary E. McCullough and David A. Barr to its Board of Directors.
Mr. McCullough brings to the Board public company leadership and public board experience.   Mr. McCullough has served as an investor and advisor to Abundant Venture Partners, a Chicago-based venture capital company, and to various other early stage companies since 2012.  Mr. McCullough was Chief Executive Officer of Advertising Resources, Inc., a private company that provides design and packaging co-manufacturing and logistics for consumer package goods companies, from 2014 until its sale in 2017.    From 2007 to 2011, Mr. McCullough was President and Chief Executive Officer and served on the Board of Directors of Career Education Corporation, a publicly traded education services company.  Previously, Mr. McCullough served in management positions with increasing responsibility at Ross Products, Abbott Laboratories, Wm. Wrigley Jr. Company and The Procter & Gamble Company.
In addition to his service on the Board of Directors of Career Education Corporation, a Nasdaq listed company, Mr. McCullough served on the Board of Directors of The Sherwin Williams Company, a New York Stock Exchange listed manufacturer of coatings, from 2002 - 2011. During his entire Board tenure at Sherwin Williams, Mr. McCullough served on the Audit Committee and served as the Audit Committee Chair during 2011. Nicholas Howley, Chairman and Chief Executive Officer of TransDigm Group, stated, “We are pleased that Gary has agreed to become a member of our Board. He is a seasoned operating executive with public company Board experience and a private equity mindset. We are fortunate to attract an executive of his caliber.”
Mr. Barr brings to the Board public company board experience, as well as enhancing the Board’s private equity approach.   Mr. Barr was affiliated with Warburg Pincus LLC, a private equity fund, from 2000 - 2017, where he served as Managing Director since 2001 and as Co-Head of its Industrial and Business Services Team and member of its Executive Management Group.  Prior to that Mr. Barr held positions at Butler Capital Corporation and The Goldman Sachs Group, Inc.
Mr. Barr has been a director of Builders FirstSource, Inc., a Nasdaq-listed supplier of building products and services, since April 2017 and previously served on that company’s board from February 2006 - July 2016. Mr. Barr was previously a director of ARAMARK Holdings Corp., an NYSE-listed provider of food, facilities and uniform services, from November 2013 - February 2016, and Polypore International Inc., an NYSE-listed high technology filtration company, from 2006 - 2011. Mr. Barr also previously served on the Board of TransDigm Group from 2003 - 2011. Nicholas Howley, Chairman and Chief Executive Officer of TransDigm Group, stated, “We are pleased that David has agreed to rejoin our Board. His previous input and contributions to our Board were extremely valuable and we look forward to the benefit of his continued insight.”
The board of directors has determined that Mr. McCullough and Mr. Barr are independent under applicable listing standards of the New York Stock Exchange and the rules and regulations of the Securities Exchange Commission. Mr. McCullough will serve on the Company’s Audit Committee and Mr. Barr will serve on the Company’s Nominating and Corporate Governance Committee.

Exhibit 99.1

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:	Liza Sabol
Investor Relations
216-706-2945
ir@transdigm.com

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